As filed with the Securities and Exchange Commission on February 18, 2011

Registration No. 333-165080

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KING PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Tennessee (State or Other Jurisdiction of Incorporation or Organization)	54-1684963 (I.R.S. Employer Identification No.)

501 Fifth Street Bristol, Tennessee (Address of Principal Executive Offices)	37620 (Zip Code)

Brian A. Markison

King Pharmaceuticals, Inc.

501 Fifth Street

Bristol, Tennessee 37620

(Name and Address of Agent For Service)

(423) 989-8000

(Telephone Number, Including Area Code, of Agent For Service)

(Approximate date of commencement of proposed sale to the public: Not Applicable.)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-3, Registration No. 333-165080, (the “Registration Statement”) pertaining to the registration of an indeterminate amount of debt securities, common stock, preferred stock, warrants and subscription rights of King Pharmaceuticals, Inc. (the “Company”), which was originally filed with the Securities and Exchange Commission on February 26, 2010.

On January 31, 2011, Pfizer Inc. (“Pfizer”), through its wholly-owned subsidiary, Parker Tennessee Corp. (“Merger Sub”), acquired approximately 92.5% of the outstanding shares of the Company’s common stock following the successful completion of a tender offer (the “Tender Offer”) for all of the outstanding shares of common stock. Pursuant to the Agreement and Plan of Merger, dated as of October 11, 2010, among Pfizer, the Company, and Merger Sub, Pfizer intends to complete its acquisition of the Company by effecting a short form merger (the “Merger”) on or about February 28, 2011 in accordance with the provisions of the Tennessee Business Corporation Act. Pursuant to the Merger, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Pfizer. Each share of the Company’s common stock outstanding immediately prior to the effective time of the Merger that was not accepted for payment pursuant to the Tender Offer (other than shares held by Pfizer or any subsidiary of Pfizer, including Merger Sub, which shares will be cancelled without any conversion) will, at the effective time of the Merger, be converted into the right to receive $14.25 per share net to the shareholder in cash, without interest and less any required withholding taxes.

As a result of the pending Merger, the Company has terminated any offering of the Company’s securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgewater, State of New Jersey, on this 18th day of February, 2011.

KING PHARMACEUTICALS, INC.

By:	/s/ Brian A. Markison
Name:	Brian A. Markison
Title:	President and Chief Executive Officer

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